Exhibit 10.8

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is made effective as of March 26, 2014 (the “First Amendment Date”), by and among INX LLC, a Delaware limited liability company, having its chief executive office located at 1955 Lakeway Drive, Suite 200, Lewisville, TX 75057 (“INX”), BLUEWATER COMMUNICATIONS GROUP LLC a New York limited liability company, having its chief executive office located at 110 Parkway Drive South, Suite A, Hauppauge, New York 11788 (“BlueWater” and, together with INX, each a “Reseller” and collectively, the “Resellers”), and CASTLE PINES CAPITAL LLC, a Delaware limited liability company, having its chief executive office located at 116 Inverness Drive East, Suite 375, Englewood, Colorado 80112 (“CPC”). Capitalized terms not defined herein have the meanings given to them in the Credit Agreement (as defined herein).

W I T N E S S E T H :

WHEREAS, CPC and Resellers are parties to that certain Third Amended and Credit Agreement dated as of February 28, 2014, as supplemented by each of (a) that certain Financial Covenant Amendment to Credit Agreement incorporating certain financial covenants executed simultaneously therewith, and (b) that certain Paydown Amendment to Credit Agreement incorporating certain repayment requirements executed simultaneously therewith, as amended (collectively, the “Existing Credit Agreement” and together with the amendment referred to herein, and as may further be amended, modified or amended and restated from time to time, the “Credit Agreement”); and

WHEREAS, effective April 1, 2014, the name of 1NX LLC shall be changed to PRESIDIO NETWORKED SOLUTIONS GROUP, LLC, and each of the Resellers and CPC desire to amend the Existing Credit Agreement to reflect such change in name effective on April 1, 2014; and

WHEREAS, the Resellers and CPC desire to (i) modify the Interest Coverage Ratio covenant and the Leverage Ratio covenant set forth in the Financial Covenants Amendment, and (ii) make certain other amendments to the Credit Agreement as more particularly set forth below; and

WHEREAS, Section 24 of the Existing Credit Agreement provides that no amendment of any provision of the Existing Credit Agreement shall be effective unless it is in writing and signed by CPC and the Resellers.

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

SECTION ONE – Amendments. Pursuant to Section 24 of the Existing Credit Agreement and effective in accordance with Section Two hereof, the parties hereby agree to the following:

A. Effective April 1, 2014, all references to INX LLC in the Credit Agreement and each of the Documents shall be deemed to refer to Presidio Networked Solutions Group, LLC.

B. Sub-clause (7) of Section 5(b) of the Existing Credit Agreement is amended by deleting the existing sub-clause (7) and inserting the following in lieu thereof:

“(7) execute all documents, agreements and instruments and take all such further actions CPC requests (i) to perfect and maintain CPC’s security interest in the Collateral, including (i) executing of Deposit Account Control Agreements and Lock Box Account Agreements as required by clause (c) of this Section 5, (ii) amending the Deposit Account Control Agreement that is in existence as of the date of the First Amendment in the name of INX LLC to reflect the name change of 1NX LLC to Presidio Networked Solutions Group, LLC, and (iii) upon the merger of BlueWater Communications Group LLC with and into Presidio Networked Solutions Group, LLC, amending any other Deposit Account Control Agreements and Lock Box Account Agreements that are in effect as of the date of the First Amendment with respect to deposit accounts that shall continue to be maintained by Presidio Networked Solutions Group, LLC, upon such merger, to reflect the name ‘Presidio Networked Solutions Group, LLC’.”

C. Section 25 of the Existing Credit Agreement is amended by:

(i) inserting the definition, “First Amendment” in the appropriate alphabetical sequence, as follows:

“First Amendment” means that certain First Amendment to Third Amended and Restated Credit Agreement effective as of March 24, 2014, among Resellers and CPC.”

(ii) deleting the definition “Presidio Credit Agreement” and inserting in lieu thereof the following new definition:

“Presidio Credit Agreement means that certain Amended and Restated Credit Agreement dated as of March 24, 2014 among, inter alios, Presidio, the other borrowers party thereto from time to time, the lenders party thereto from time to time, and PNC Bank, National Association, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise revised from time to time).”

D. Clause (A) of the Financial Covenants Amendment titled “Interest Coverage Ratio”, is hereby amended in its entirety by deleting the existing Clause (A) and inserting the following new Clause (A) in lieu thereof:

“A. Interest Coverage Ratio. Commencing with the period of four consecutive fiscal quarters ending June 30, 2014, the Resellers will not permit the ratio of (a) Consolidated EBITDA for Presidio and its Subsidiaries to (b) Consolidated Cash Interest Expense for Presidio and its Subsidiaries for any period of four consecutive fiscal quarters to be less than 3.25 to 1.00.”

E. Clause (B) of the Financial Covenants Amendment titled “Leverage Ratio”, is hereby amended by deleting the table appearing therein and inserting the following new table in lieu thereof:

“Periods Ending	Ratio
June 30, 2014	5.75 to 1.00
September 30, 2014	5.75 to 1.00
December 31, 2014	5.50 to 1.00
March 31, 2015	5.50 to 1.00
June 30, 2015	5.00 to 1.00
September 30, 2015	4.50 to 1.00
December 31, 2015	4.50 to 1.00
March 31, 2016	4.25 to 1.00
June 30, 2016	4.00 to 1.00
September 30, 2016	3.75 to 1.00
December 31, 2016, and each fiscal quarter thereafter.”	3.50 to 1.00

F. Clause (C) of the Financial Covenants Amendment titled Definitions, is hereby amended by deleting the definitions, “Consolidated EBITDA” and “Leverage Ratio” and inserting in lieu thereof the following new definitions:

“‘Consolidated EBITDA’ means, for any period, Consolidated Net Income for such period, plus (a) without duplication and, except with respect to clause (a)(xiv) below, to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations), (ii) consolidated income tax expense for such period (including any Restricted Payment made pursuant to Section 6.08(a)(vi) of the Presidio Credit Agreement), (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any (x) extraordinary charges for such period, all determined on a consolidated basis in accordance with GAAP and (y) unusual or non-recurring charges for such period determined in good faith by a responsible officer of Presidio; provided that the amounts increasing Consolidated EBITDA pursuant to this clause (a)(iv)(y), together with amounts increasing Consolidated EBITDA pursuant to clause (a)(xiv), shall not exceed 15.0% of Consolidated EBITDA for such period (calculated prior to giving effect to any such increase), (v) any noncash expenses for such period resulting from the grant of stock options or other equity based incentives (including stock appreciation rights) to any director, officer or employee of Presidio or any of its Subsidiaries pursuant to a written plan or agreement approved by the board of directors of Presidio, (vi) any losses attributable to the early extinguishment of indebtedness or obligations under any Hedging Agreement, (vii) all other noncash losses or expenses included or deducted in calculating Consolidated Net Income for such period, but excluding any such noncash loss to the extent that it represents an accrual or reserve for potential cash losses in any future period or amortization of a prepaid cash loss that was paid in a prior period, (viii) the cumulative effect of a change in accounting principles, (ix) Restricted Payments made pursuant to Section 6.08(a)(iv)(A) of the Presidio Credit Agreement, (x) transaction related expenditures related to the extension of credit contemplated under the Presidio Credit Agreement, the Initial Merger, any Permitted Acquisition or potential acquisition or other transaction, including, without limitation, professional expenses and employee payments, whether or not such transaction is consummated; provided that any such expenditures added back pursuant to this clause (x) in respect of a potential transaction that is not actually consummated shall not exceed $3,000,000 for any period of four consecutive fiscal quarters, (xi) cash expenses for restructuring, severance and related items; provided that any such expenditures added back pursuant to this clause (xi) shall not exceed $5,000,000 for any period of four consecutive fiscal quarters, (xii) all charges and deductions resulting from purchase method or acquisition method accounting adjustments in connection with the Initial Merger, a Permitted Acquisition or any Investment permitted under the Presidio Credit Agreement, (xiii) expenses incurred by INX prior to the Effective Time related to INX’s accounting restatements (including auditor, legal and other professional fees) in an aggregate amount not to exceed $8,900,000, (xiv) in connection with any Permitted Acquisition, permitted asset sale, Investments, operating improvements, restructurings, cost saving initiatives and other similar initiatives and transactions, cost savings (including cost savings related to public company expenses, headcount related savings and other integration synergies), operating expense reductions, product margin synergies and product cost and other synergies, to the extent such cost savings, operating expense reductions, product margin synergies and product cost and other synergies are (I) reasonably expected to be realized within 365 days following such initiative or transaction and (II) approved by the Administrative Agent under the Presidio Credit Agreement in its reasonable discretion; provided that the amounts increasing Consolidated EBITDA pursuant to this clause (a)(xiv), together with amounts increasing Consolidated EBITDA pursuant to clause (a)(iv)(y), shall not exceed 15.0% of Consolidated EBITDA for such period (calculated prior to giving effect to any such increase); provided, further, that if Presidio determines that any of the cost savings included in any previously delivered pro forma calculations based on the expectation that such cost savings will be realized within 365 days following the date of the consummation of such initiative or transaction set forth above shall at any time cease to be reasonably expected to be so realized (or are in fact not so realized) within such period, then on and after such time pro forma calculations required to be made under the Credit Agreement shall not reflect such cost savings (but only to the extent that they are no longer expected to be realized) and (xv) without duplication of amounts added back pursuant to clause (xi) or (xiv) above, cash expenses for severance relating to or in connection with the Merger in an aggregate amount not to exceed $2,000,000; provided that any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) (or that would have been added back had the Presidio Credit Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP, (ii) any gains attributable to the early extinguishment of indebtedness or obligations under any Hedging Agreement, (iii) all other noncash gains increasing Consolidated Net Income for such period (excluding any noncash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period), (iv) the cumulative effect of a change in accounting principles, (v) interest income (net of interest expense) under any sales type lease that is subject to a Non-Recourse Lease Transaction and (vi) any unusual or non-recurring gains for such period determined in good faith by a responsible officer of Presidio; provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by Presidio or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business.”

“‘Leverage Ratio’ means, on any date, the ratio of (a) Total Indebtedness as of such date (net of the aggregate amount of unrestricted cash and unrestricted Permitted Investments of Presidio and its Subsidiaries that are not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than (i) Liens created by or pursuant to the Presidio Credit Agreement and the Security Documents entered into thereunder and (ii) Permitted Encumbrances) on such date, as the same would be reflected on a consolidated balance sheet prepared in accordance with GAAP as of such date) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Presidio and its Subsidiaries most recently ended on or prior to such date.”

SECTION TWO – Conditions to Effectiveness. This Amendment shall be effective as of the First Amendment Date provided:

A. CPC has received counterparts of this Amendment executed by the Resellers;

B. No event shall have occurred since December 31, 2013, which has had a Material Adverse Effect; and

C. CPC has received such other certificates, resolutions, agreements, documents and information as requested by CPC and its counsel not less than two (2) Business Days prior to the First Amendment Date.

In addition, the effectiveness of this Amendment is conditioned upon the continuing accuracy of the representations and warranties set forth in Section Three hereof.

SECTION THREE – Representations and Warranties. The Resellers hereby represent and warrant to CPC as follows:

A. Recitals. The Recitals are true and correct in all respects.

B. Organizational Power; Authorization. Each Reseller has the organizational power, and has been duly authorized by all requisite organizational action, to execute and deliver this Amendment and all other agreements contemplated herein and to perform its respective obligations hereunder.

C. Enforceability. This Amendment is the legal, valid and binding obligation of the Resellers, enforceable against the Resellers in accordance with its respective terms, except to the extent that the enforceability thereof against such Resellers may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles of general application.

D. Representations and Warranties. All of the representations and warranties in the Existing Credit Agreement are true and complete in all material respects on and as of the date hereof as if made on the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty is true and correct in all material respects as of such specific date).

E. Obligations Absolute. The obligations of the Resellers under this Amendment and the Credit Agreement as amended, are absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of said obligations.

SECTION FOUR – Miscellaneous. The Resellers waive notice of CPC’s acceptance of this amendment. All other terms and provisions of the Existing Credit Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

SECTION FIVE – Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION SIX – Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Colorado (without giving effect to any provisions thereof relating to conflicts of law).

THIS AMENDMENT AND THE CREDIT AGREEMENT CONTAIN BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

(Signature Page(s) to Follow)

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed and delivered by its proper and duly authorized officer as of the date first set above.

RESELLERS:

INX LLC

By:	/s/ Paul D. Fletcher
Name: Paul D. Fletcher
Title: CFO

BLUEWATER COMMUNICATIONS GROUP LLC

By:	/s/ Paul D. Fletcher
Name: Paul D. Fletcher
Title: EVP

ACKNOWLEDGED AND AGREED TO:

CASTLE PINES CAPITAL LLC

By:	/s/ John Hanley
	Name:	John Hanley
	Title:	Executive Vice President

Signature page to INX LLC, BlueWater Communications Group LLC First Amendment